Exhibit 10.54

KEY TERMS OF COMPENSATION ARRANGEMENTS FOR

NAMED EXECUTIVE OFFICERS FOR FISCAL 2008

The named executive officers of The Gymboree Corporation (the “Company”) each receive an annual salary, are eligible to participate in the Company’s annual Bonus Plan, equity compensation plan and 401(k) plan, and receive medical, dental and vision insurance benefits. They are also eligible for benefits under the Company’s Amended and Restated Management Change of Control Plan, including a payment equal to a multiple of annual compensation (as specified below), and benefits under the Company’s Amended and Restated Management Severance Plan, including a severance payment equal to 100% of base salary. Individual compensation terms for the Company’s 2008 fiscal year are set forth below.

Name and Principal Position	Base Salary	Target Bonus Payout*	Change of Control Multiple**
Matthew K. McCauley	$750,000	150%	300%
Chairman and CEO
Blair W. Lambert	$385,000	85%	300%
COO/CFO
Kip M. Garcia	$425,000	100%	300%
President
Marina Armstrong	$385,000	85%	300%
SVP, Stores, HR and Play & Music and Secretary
Lynda G. Gustafson	$230,000	40%	200%
VP, Corporate Controller

*	Designated as a percentage of base salary. The named executive officers may earn bonus amounts above the plan maximum of 150% of target bonus payout (in increments of 25% of target bonus payout) if the Company meets specified quarterly and annual earnings targets.

**	Designated as a percentage of base salary and average bonus for prior three full fiscal years.